Exhibit 99.1
To Our Stockholders, Customers & Employees

For the year ended December 31, 2011, Mueller Industries earned $86.3 million, or $2.26 per diluted share, compared with $86.2 million, or $2.28 per diluted share, for the prior year.  The 2011 results included a litigation settlement gain of $10.5 million, or 18 cents per diluted share, while the 2010 results included an insurance settlement gain of $22.7 million, or 62 cents per diluted share.  Excluding these special items, operating income grew by 14.0 percent in 2011 compared with 2010.

Net sales for 2011 were $2.42 billion compared with $2.06 billion in 2010.  The increase in net sales was largely due to the higher price of copper, which was included in our selling price.  The average price of copper in 2011 was $4.01 per pound compared with $3.43 per pound in 2010.  Pounds of product sold in 2011 were slightly higher than the year before.

The company has continued to achieve solid results despite the unfavorable conditions in several of our most important markets.  Housing starts totaled 609,000 units in 2011, marginally better than the 587,000 units the year before.  These housing start numbers are among the lowest the industry has recorded in modern times.  Much the same is true of the non-residential construction market, where volume improved by 2.6 percent in 2011, after declining by 23.5 percent in 2010.

Nonetheless, we believe that overall, our key markets should improve in 2012, albeit at a modest pace.  We have seen some basic economic metrics turning positive.  We note that job growth has been accelerating since last summer and appears to be on a sustainable path.  Consumer confidence is improving even in the face of higher gasoline prices.  Also, mortgage rates have recently dipped into record territory with the 15-year fixed note falling to its lowest level in 60 years, while the 30-year fixed note is near its all time record low.

We are confident that when market conditions improve, Mueller Industries will be able to realize its underlying potential.

Operations Review:

In 2011, our brass rod business once again made a significant contribution to the company’s sales and operating income.  We own two brass mills in Michigan, and they operate best when they can run around the clock.  We anticipate that volume will improve in 2012, as companies have learned that in many cases it makes more economic sense to buy products in the U.S. rather than offshore.  This is particularly true due to high metal prices and increasing foreign labor and shipping costs.  We continue to invest in making our brass mills more efficient; the payback is very attractive because of the many millions of pounds of brass rod we process and manufacture.  In addition, our brass business has been a leader in the development of lead free alloys.

Our domestic copper tube business was able to increase its profitability even though pounds of product shipped were about the same in 2011 as in 2010.  Historically, copper tube has been our leading business in virtually every category, and we expect it will be so again.  As a consequence, we are making significant investments to reduce the conversion cost structure of our copper tube mills.  The U.S. demand for copper tube is roughly half of what it was a few years ago.  When the volume returns, we expect our new investments will show an excellent return.

We are also investing in our copper fittings business, which over the years has performed at a high level.  It continues to do so, even though volume has declined, along with the decline in the construction industry.  We continue to invest in this business as product quality continues to be of prime importance.

Our linesets business was impacted in 2011 by a fire which destroyed one of three buildings on our Wynne, Arkansas campus.  We were able to ramp-up alternate production facilities, so that our customers’ requirements were satisfied.  Pounds of linesets sold actually increased, but profits declined due to the costs of compensating for the fire.

Our global products business had another good year.  Volume and margins were stable, but the breadth and scope of new products introduced bodes well for the future.

The company’s businesses in China, Mexico and Europe were all profitable in 2011.  We are particularly pleased with our operations in Great Britain where operating income increased along with volume, despite challenging trading conditions.

Our industrial forging and machining businesses improved in 2011.  Demand in the automotive and industrial markets was good.  We are very active in converting products to aluminum, in place of other metals.  Our investments in innovative aluminum manufacturing processes are beginning to pay off.

Other operations including refrigeration products, gas products, and precision tube products were all profitable and in the aggregate exceeded their plans.

Safety continues to be a key focus for our company.  Our safety record in 2011 improved by 9 percent; with five facilities having no recordable injuries for the entire year.

Closing:

On December 31, 2011, Mr. Harvey L. Karp retired from his role as Chairman of the Board.  Mr. Karp dedicated the past 20 years to leading the company.  His contributions to our success are immeasurable.  During his leadership, the value of our common stock grew at a compounded annual growth rate of 15.6 percent.  We are grateful for his dedicated service and pleased that he will continue to be available to us through his post-retirement consulting agreement.  We wish Mr. Karp great health and happiness in his well-deserved retirement.

Mr. Alexander P. Federbush became the Non-Executive Chairman immediately following the retirement of Mr. Karp.  He has served on the Board for the past seven years, and for the past year as Vice Chairman.

Our employees are the driving force behind the success of our company.  We are committed to the growth and development of our employees, which will fuel the growth and continued success of our company.  We appreciate their dedication and commitment, and are confident that their resilience will guide the company through uncertain times and unforeseen challenges.  We extend to our employees, our customers and our shareholders our thanks and appreciation.

Sincerely,

/S/ Gregory L. Christopher
Gregory L. Christopher
Chief Executive Officer
March 20, 2012